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                                                                    EXHIBIT 99.1

F O R    I M M E D I A T E    R E L E A S E


CONTACT: Barry Susson                 Tom Ryan
         Chief Financial Officer      (203) 222-9013
         (215) 676-6000 x362
                                 OR
OF:      Deb Shops, Inc.              Integrated Corporate Relations
         9401 Blue Grass Road         24 Post Road East
         Philadelphia, PA  19114      Westport, CT  06880

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         DEB SHOPS, INC. REPORTS OCTOBER, THIRD QUARTER AND YEAR-TO-DATE SALES

Philadelphia - November 4, 2004 - Deb Shops, Inc. (Nasdaq: DEBS) today reported that comparable store sales increased 3.7% for the month ended October 31, 2004. Total sales increased 3.3% to $22.9 million from $22.1 million for the month ended October 31, 2003. For the quarter ended October 31, 2004 comparable store sales increased 0.4% and total sales increased 0.6% to $75.2 million from $74.8 million for the prior year quarter. During the nine-month period ended October 31, 2004, comparable store sales increased 0.7% and total sales increased 1.5% to $220.8 million from $217.7 million for the prior year period.

The Company reports financial results on the calendar month, therefore, differences in timing will occur when comparing Deb Shops' results to those of retailers reporting on a 4-5-4 calendar. During the month of October 2004 there were five Saturdays compared to four Saturdays in October 2003.

For the remainder of fiscal year 2005, Deb Shops, Inc. will report monthly sales according to the following calendar:

Month End              Reporting Date
---------              --------------
November 2004          December 2, 2004
December 2004          January 6, 2005
January 2005           February 3, 2005

Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company operates 328 specialty apparel stores in 41 states under the DEB and Tops `N Bottoms names.

                                       END